SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2010

CrowdGather, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (818) 435-2472

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 22, 2010, the Registrant filed a Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock (the “Certificate of Designation”) with the Secretary of State of Nevada to create a series of preferred stock consisting of one million three hundred thousand (1,300,000) out of the twenty five million (25,000,000) shares of the Registrant’s Preferred Stock, which shall be designated “Series A Preferred Stock.”  The Certificate of Designation was approved by the Registrant’s Board of Directors on October 22, 2010.  The Certificate of Designation provides, among other things, that: (i) the conversion price for the shares of Series A Preferred Stock is $0.50 per share on or before March 15, 2011, and $0.33 per share after March 15, 2011, subject to adjustment from time to time for recapitalizations and as otherwise set forth in the Certificate of Designation (the “Conversion Price”); (ii) the  shares of Series A Preferred Stock are convertible into shares of common stock at the option of the holder at any time after the date of issuance into that number of shares of common stock determined by dividing the price per share  of Series A Preferred Stock by the Conversion Price; and (iii) the shares of Series A Preferred Stock are automatically converted into shares of common stock at the then effective conversion rate for such share immediately prior to the listing of the Registrant’s common stock on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market. The Certificate of Designation is attached hereto as Exhibit 3.1. This brief description of the Certificate of Designation is not intended to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation as attached.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit
3.1	Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

Date: October 28, 2010	By:	/s/ Sanjay Sabnani
Sanjay Sabnani Chief Executive Officer